EXHIBIT 99.1

Community Bancorp. Reports Fourth Quarter and Full Year 2024 Financial Results

Generates Continued Strong Growth in Loans Leading to Record Total Assets

For immediate release

Derby, VT: January 22, 2025 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the fourth quarter ended December 31, 2024, of $4.1 million or $0.73 per share, an increase of $565 thousand or 15.98% compared to $3.5 million or $0.64 per share for the fourth quarter of 2023. Full year earnings for 2024 were $12.8 million or $2.28 per share, compared to $13.4 million or $2.43 per share for the prior year period, a decrease of $667 thousand or 4.97%. On a per share basis, earnings increased 14% in the 2024 fourth quarter to $0.73 per share compared to the prior year period; on an annual basis, earnings per share of $2.28 decreased 6% year over year, reflecting the impact of a declining rate environment and reliance on wholesale funds earlier in the year.

Total assets for the Company at December 31, 2024, were $1.25 billion, an increase of 13.61% compared to $1.10 billion at year-end 2023. The year-over-year balance sheet growth in 2024 was driven mostly by an increase in loans of $82.5 million, or 9.8%, and an increase in cash and cash equivalents of $90.5 million or 442.9%, offset by a decrease in investment securities of $30.0 million, or 15.6%.

Total net interest income for the fourth quarter ended December 31, 2024, of $9.5 million increased $524 thousand, or 5.83% compared to the prior year quarter, and grew $422 thousand, or 1.23% to $34.6 million for the full year. The year-over-year improvement reflects an increase in the interest and fees on loans of $7.8 million, or 18.65%, due to higher interest rates for most of the year, offset by an increase in interest on deposits expense of $4.8 million or 51.10%.

The provision for credit losses for the fourth quarter ended December 31, 2024, was $28 thousand, compared to $672 thousand for the same period in 2023. For the year ended December 31, 2024, the provision for credit losses was $1.1 million, compared to $1.5 million in the full year 2023. The $347 thousand year-over-year decrease was driven primarily by the previously disclosed write-down on a single non-performing loan, which was paid off and partially recovered in December 2023.

Total non-interest income was relatively flat for the fourth quarter and the year ended December 31, 2024, compared to the same periods in 2023. Total non-interest expenses increased $378 thousand, or 6.28%, in the fourth quarter of 2024 compared to the same period in 2023, and grew $1.9 million, or 8.06%, for the full-year 2024 compared to 2023. The year-over-year increase was impacted by an increase in health benefit costs of $600 thousand, or 33.0%; $96 thousand of the year-over-year increase was due to legal fees and other collection expenses related to the foreclosure and workout of a commercial loan during 2024.

Equity capital increased to $98 million, with a book value per share of $17.24 as of December 31, 2024, compared to $89 million and a book value of $15.87 as of December 31, 2023.

President and CEO Christopher Caldwell commented on the Company’s results: “I am very pleased with our solid performance in finishing 2024 with record total assets, driven largely by continued growth in our loan portfolio. Our ability to sustain year-over-year growth in assets and loans, despite a challenging economic environment with rising interest rates, especially in the first half of the year, reflects the dedication and diligence of our team and our enduring relationships with customers. As we kick off 2025, I am enthusiastic to take on the bank’s leadership, with the support of our Board, including former CEO Kathy Austin, and of course, our incredible team of bankers with whom I get to work every day. We look forward to maintaining our momentum this year, even amid economic uncertainty, as the demand for the financial products and services we provide in our markets throughout Vermont and New Hampshire continues to grow. We appreciate the support of our customers and communities, and we are committed to build upon our success in order to serve them effectively in the coming years.”

As previously announced, the Company declared a quarterly cash dividend of $0.24 per share payable February 1, 2025, to shareholders of record as of January 15, 2025.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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